Exhibit 3.7

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

VERISIGN ICX CORPORATION

VERISIGN ICX CORPORATION, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”) (the “Corporation”), does hereby certify:

I.

The amendment to the Corporation’s Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the Corporation’s Board of Directors in accordance with Section 141(f) and the Corporation’s sole stockholder in accordance with Section 228 of the DGCL.

II.

RESOLVED, that the Certificate of Incorporation of the Corporation is amended by deleting the first paragraph in its entirety and replacing it with a new first paragraph to read as follows:

“FIRST. The name of the corporation is Syniverse ICX Corporation (hereinafter referred to as the “Corporation”).”

IN WITNESS WHEREOF, Verisign ICX Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer this 27th day of October, 2009.

By:	/s/ Laura E. Binion
Laura E. Binion
Senior Vice President, General Counsel and Secretary